JARED S. POLIS
STATEMENT APPOINTING AUTHORIZED SIGNER
Jared S. Polis. (the "Reporting Person") hereby authorizes and designates Jeremy W.
Makarechian (the "Authorized Signer") to execute and file on behalf of the Reporting
Person the reports with respect to the securities of Provide Commerce, Inc. (the
"Company"), including all Schedules 13D and 13G and Forms 3, 4 and 5, and any
amendments thereto, that the Reporting Person may be required to file with the United
States Securities and Exchange Commission as a result of the Reporting Person's ownership of, or transactions in, securities of the Company.
 The authority of the Authorized Signer under this document with respect to the
Reporting  Person shall continue until such Reporting Person is no longer required to file
Forms 3, 4 and 5 or Schedules 13D or 13G with respect to the Reporting Person's ownership of, or transactions in, securities of the Company, unless earlier revoked in writing.  The Reporting Person acknowledges that the Authorized Signer is not assuming any of the Reporting Person's responsibilities to comply with Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended.

s/s Jared S. Polis
By:      Jared S. Polis
Date:   December 15, 2003